MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

January 31, 2007

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Micron Enviro Systems, Inc. to be Featured at one of the Largest

Investment Conferences in Germany

Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt Stock Exchange: NDDA --- WKN:A0J3PY---ISIN: US59510E2072) ("Micron") wishes to announce that it has accepted an invitation to one of the largest investment conferences in Germany.  The show will be held in Stuttgart on March 16-18, 2007.  According to the organizers of the show, there were over 14,000 attendees last year.  The investment conference is primarily attended by private and institutional investors as well as fund managers.

Bernard McDougall, Micron’s president stated, “We are very excited to be afforded this tremendous opportunity to present at one of the largest investment conferences in Germany.  Micron has been one of the most active stocks in the past month in Germany and now has many European shareholders.  We have received a large influx of enquiries from private and institutional investors based in Europe and this will enable many of these investors to meet face to face company representatives.  We feel that since Micron has substantially increased its Alberta Oil Sands holdings, the amount of global interest in Micron has increased. A recent third party independent report stated that there is potentially $3.7 billion (gross) worth of oil reserves on the total acreage in which Micron has an interest.  This number does not take into account the new information on the Leismer Oil Sands Prospect nor does it take into account the value of the significant acreage that we have acquired in the last few weeks. Management is very confident that Micron will be able to continue to acquire additional quality Alberta Oil Sands leases in the near future. The board is excited about the future developments of the company primarily because Micron is currently one of, if not the smallest market capitalized companies in the world-class Alberta Oil Sands, which gives Micron tremendous leverage to the one of the largest know resource deposits in the world. ”

Micron has been informed by the operator of the Leismer Prospect that the evaluation of the property is not yet complete but is expected shortly.  As soon as the report is forwarded to Micron’s management, the information will be released to the public. This prospect lies directly between Petrobank and North American Oil Sands and a review of the initial data indicates that the formation and thickness on Micron’s property are consistent with these companies. (Please refer to the map on the website www.micronenviro.com for more details.)  Petrobank has stated a potential resource of 1.6 billion barrels and North American Oil Sands has stated 4.09 billion potential barrels in ground.

Micron is an emerging oil and gas company that now has exposure to six separate leases in the Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. A contingent resource is defined as those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from known accumulations, but which are not currently considered to be commercially recoverable. The independent report referred to in this news release is not NI 51-101 compliant. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com